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                                                                    EXHIBIT 99.2

                         BANCWEST FINANCIAL CORPORATION
                            STOCK OPTION PLAN - 1997

                                   SECTION 1
                                    PURPOSE:

     The purpose of this Stock Option Plan (the Plan) is to provide a means whereby certain key employees of Bancwest Financial Corporation (the Bank) may be given an opportunity to purchase Common Stock of the holding company. The Plan is intended to advance the interests of the Bank of encouraging stock ownership on the part of key employees, by enabling the Bank to secure and retain the services of highly qualified persons and by providing such key employees with an additional incentive to make every effort to enhance the success of the Bank.

                                   SECTION II
                            STOCK SUBJECT TO OPTION:

     There shall be reserved for use and sale pursuant to options granted from time to time under the Plan an aggregate of 36,000 shares of common stock (hereinafter called the "common stock" of the company). The Board of Directors shall determine from year to year the number of share options which shall be granted to key employees. The shares for which options may be granted may be treasury or authorized but unissued shares of common stock of the Bank.

     The number of shares committed pursuant to the terms of this Plan shall be subject to an adjustment under Section IV(g) hereof.

                                  SECTION III
                                 PARTICIPANTS:

     Persons eligible to be granted options under the Plan shall be limited to key employees of the Bank.

     To be eligible to be granted options an individual shall be a full time employee. Because the intent of this Plan is to get Bank stock into the hands of key, younger employees, an individual will not be eligible to accept an option after the end of the calendar year in which he attains the age of 60 years.

                                   SECTION IV
                        TERMS AND CONDITIONS OF OPTION:

     (a) OPTION PRICE: The option price under each option issued shall be determined by the administrative committee as referenced hereafter, but in no event shall such purchase price be less than 100% of the fair market value of the bank's common stock on the date of the grant. The term "fair market value" shall be defined as the price at which shares of common stock were traded in the most recent sale between non-officer shareholders in an arms-length sales transaction. If there have been no sales within the preceding six months from the date the option is granted, then the administrative committee shall determine the price based upon the most recent sale prior to the six month period and shall adjust that price because of



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changes in the financial condition and a fair estimation as to the effect of such change on the value of the stock.

      (b) TERM OF OPTION: (1) Each option granted under this Plan shall become exercisable only after five years continued employment of the optionee with the Bank immediately following the date the option is granted. The options granted herein shall be exercisable in full at the end of five years for a 90 day period. If the option is not exercised during the 90 days period following the expiration of the five year period of employment from the date of the grant of the option, said option shall expire and have no further value.

      No option may be exercised unless the optionee, at the time of such exercise, is an employee of the Bank and shall have been continuously so employed since the grant of the option. Absence or leave approved by the management of the Bank shall not be considered an interruption of employment for any purpose under the Plan. Furthermore, in the event of death of the employee, said employee's estate or beneficiaries shall have a period of 90 days from said optionee's death to exercise any valid options held by the deceased optionee at the time of death. At the expiration of the 90 days period from the date of death, any options not exercised will expire and have no further value.

      In the event an employee who holds options under this Plan becomes permanently disabled, said optionee's rights hereunder shall continue as if said employee was continually employed by the Bank and said optionee shall have the right to exercise such options at the expiration of the term as defined in this paragraph above.

      (c) EXERCISE OF THE OPTION: The option, or any part thereof, shall be exercised to the President of the Bank, specifying the number of whole shares to be purchased and accompanied by payment in full of the aggregate option price of the number of shares purchased.

      (d) MANNER OF EXERCISE: At such time as an option is validly exercised and the Bank has received payment in full in legal United States tender for all shares optioned, the Bank shall, transfer or issue to the optionee at the principal office of the Bank, or such other place as is mutually acceptable, a certificate or certificates for such shares.

      (e) NON-ASSIGNABILITY OF OPTION RIGHTS: No option shall be assignable or transferable.

      (f) TERMINATION OF EMPLOYMENT: On the termination of the active employment of the optionee prior to the expiration of the ???? year term of this option, all rights of optionee shall terminate unless said employee has terminated by reason of death or permanent disability, in which case said employees rights shall continue as provided above.

      (g) ADJUSTMENTS OF CHANGES IN STOCK. The aggregate number of shares of common stock on which options may be granted to persons participating under the Plan; the aggregate number of shares of common stock on which options may be granted to one persons, the number of shares thereof covered by each outstanding option, and the price per share thereof (subject to Section IV(a) above) in each such option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock of the Bank resulting from

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the subdivision or consolidation of shares or other capital adjustments, or the payment of a stock dividend, or other increase or decrease in such shares, effected without receipt of consideration by the Bank.

     Subject to any required action by the stockholders, if the Bank shall be the surviving or resulting corporation in any merger or consolidation, any option granted hereunder shall pertain to and apply to the securities to which a holder of the number of shares of common stock subject to the option would have been entitled.

     If a controlling interest in the Bank's shares shall be purchased by another banking entity or in the event of any merger or consolidation such that the Bank shall not be the surviving or resulting corporation after said merger, the optionee hereunder shall have the right to exercise each and every option granted prior to the effective date of such sale or merger.

     (h)  AGREEMENTS BY KEY EMPLOYEES: Each individual shall agree:

          (1) If requested by the Bank at the time of exercise of any option, to execute an agreement stating that he/she is purchasing the shares subject to the option for investment and without any present intention of selling the same;

          (2) That he/she will not in any way assign, pledge or encumber his/her option.

     (i) RIGHTS AS A SHAREHOLDER: The optionee shall have no rights as a shareholder with respect to any shares of common stock of the Bank until the date of issuance of a stock certificate to him/her for such share. No adjustment shall be made or dividends or other rights for which the record date is prior to the date of such issuance.


                                   SECTION V
                                ADMINISTRATION:

     The plan shall be administered by the Board of Directors. The Board shall make recommendations to the Board with respect to persons who shall participate in the Plan, the extent of their participation, and (in keeping with language in Section II) the maximum number of shares that should be committed to options in each calendar year.

     The interpretation and construction by the Board of any provisions of the Plan or any option granted under it and any determination by the Board pursuant to any provision of the Plan of any such option shall be final and conclusive. No member of the Board shall be liable for any action or determination made hereunder.


                                   SECTION VI
                                EFFECTIVE DATE:

     Subject to any necessary approval by Supervisor of Banking of the State of Washington, the Plan becomes effective upon approval by the Board of the Bank and adoption of the Plan and related matter by the holders of two-thirds (2/3) of the outstanding shares of common stock at a duly called meeting of shareholders.



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                                  SECTION VII
                                  AMENDMENTS:

     The Board may from time to time alter, amend, suspend, or discontinue the Plan or alter or amend any and all option agreements granted thereunder; provided, however, that no such action of the Board without the approval of two-thirds (2/3) of the shareholders of capital stock of the Bank shall alter provisions of the Plan so as to (a) increase the maximum number of shares as to which options may be granted under the Plan; (b) change the minimum option price from the terms as outlined under Section IV (a); (c) decrease directly, or indirectly by cancellation and substitution of options or otherwise, the option price applicable to any option granted under the Plan, of an additional option under the Plan; (d) withdraw the administration of the Plan from the Committee; (e) permit any member of the committee to be eligible to receiver hold an option under the Plan; and (f) alter any outstanding option agreement to the detriment of the optionee without the expressed consent of the optionee.

     Nothing in this section is intended to prevent the granting to any person holding an option under this Plan of an additional option under the Plan.

                                  SECTION VIII
                                USE OF PROCEEDS:

     The proceeds from the sale of common stock pursuant to the exercise of options will be used for the Bank's general corporate purposes, appropriately allocated to Capital and Surplus Accounts.

                                        BANCWEST FINANCIAL CORPORATION



                                        By
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                                          Chairman of the Board


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